UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2007

CHARMING SHOPPES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	000-07258	23-1721355
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

450 WINKS LANE, BENSALEM, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 245-9100

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On April 30, 2007, Charming Shoppes, Inc. (the “Company”) called for redemption all of its 4.75% Senior Convertible Notes due 2012 (the “2012 Notes”).  On June 4, 2007, the Company completed the redemption of all of its 2012 Notes.  Holders of $149.956 million of the 2012 Notes exercised their right, pursuant to the terms of the 2012 Notes, to convert their 2012 Notes into approximately 15.1 million shares of Charming Shoppes, Inc. common stock at a conversion price of $9.88 per share.  Holders of $43,000 aggregate principal amount of the 2012 Notes who did not convert redeemed their 2012 Notes for an aggregate of $44,040.19, or 102.38% per $1,000 principal amount of the 2012 Notes, plus accrued and unpaid interest up to, but excluding, June 4, 2007.

As a result of the redemption of the 2012 Notes, the Indenture dated as of May 4, 2002 between the Company and Wachovia Bank, National Association, as trustee is, in all material respects, no longer binding on the Company. The Company did not incur any early termination penalties in connection with the redemption of the 2012 Notes beyond the premium reflected in the redemption price described above.

To the extent required by Item 1.02 of Form 8−K, the information contained in or incorporated by reference in Item 8.01 of this report is incorporated by reference in this Item 1.02.

Item 8.01.  Other Events.

On June 6, 2007, Charming Shoppes, Inc. issued a press release announcing the completion of its previously announced redemption of all of its 4.75% Senior Convertible Notes due 2012.  A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 6, 2007 announcing the completion of Charming Shoppes, Inc.’s redemption of its 4.75% Senior Convertible Notes due 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARMING SHOPPES, INC.
(Registrant)

Date: June 8, 2007	/S/ ERIC M. SPECTER
Eric M. Specter
Executive Vice President
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 6, 2007 announcing the completion of Charming Shoppes, Inc.’s redemption of its 4.75% Senior Convertible Notes due 2012